Exhibit 99.2

Two Harbors Investment Corp. Announces

Bulk Acquisition of Mortgage Servicing Rights

New York, December 18, 2013 — Two Harbors Investment Corp. (NYSE: TWO) today announced that its wholly owned subsidiary, Matrix Financial Services Corporation (“Matrix”), has entered into an agreement to acquire a bulk pool of mortgage servicing rights (“MSRs”) from Flagstar Bank, FSB (“Flagstar”), a subsidiary of Flagstar Bancorp, Inc. (NYSE: FBC).  Under the agreement, Flagstar will sell to Matrix the MSRs on residential mortgage loans having an aggregate unpaid principal balance of approximately $40.7 billion, for the purchase price of approximately $500 million.  The underlying pool of mortgage loans is comprised of Fannie Mae and Ginnie Mae loans, originated primarily after 2010.  The acquisition is expected to close on or about December 31, 2013, and is subject to customary closing conditions.

The parties have also entered into a subservicing agreement pursuant to which Flagstar will act as the subservicer of the mortgage loans underlying the MSRs.  Unless earlier terminated in accordance with its terms, the subservicing agreement will remain in effect so long as mortgage loans underlying the MSRs remain outstanding.

“We are pleased to announce this significant acquisition of MSRs from Flagstar Bank, a top-tier national mortgage lender,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer.  “This purchase represents substantial ongoing progress related to our MSR investment initiative.”

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights and other financial assets.  Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.